As filed with the Securities and Exchange Commission on May 28, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TRINITY INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-0225040
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2525 Stemmons Freeway
Dallas, Texas 75207-2401
(Address of Principal Executive Offices) (Zip Code)

PROFIT SHARING PLAN FOR EMPLOYEES OF
TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
AS RESTATED EFFECTIVE
JANUARY 1, 2005
(Full title of the plan)

S. Theis Rice
Vice President and Chief Legal Officer
Paul M. Jolas
Vice President, Deputy General Counsel,
and Corporate Secretary
Trinity Industries, Inc.
2525 Stemmons Freeway
Dallas, Texas 75207-2401
(Name and address of agents for service)
(214) 631-4420
(Telephone number, including area code, of agents for service)

     Indicate by check number whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities		Offering Price Per	Aggregate Offering	Registration
to be Registered	Amount to be Registered(1)	Share(1)	Price(1)	Fee(1)
Common Stock, $1.00 par value(1)(2)	1,500,000 shares(2)	$14.85	$22,275,000	$1,242.95

(1)	The offering price per share, aggregate offering price, and registration fee with respect to the shares of Common Stock, par value $1.00 per share, of Trinity Industries, Inc. issuable pursuant to the employee benefit plan described herein have been calculated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Trinity Industries, Inc. Common Stock on May 26, 2009 as reported in the consolidated reporting system of the New York Stock Exchange. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers additional shares of common stock of the registrant as may be offered or issued as a result of stock splits, stock dividends, or similar transactions.

(2)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

EXPLANATORY NOTE
PART I
PART II
ITEM 8. EXHIBITS
ITEM 9. UNDERTAKINGS
SIGNATURES AND POWER OF ATTORNEY
POWER OF ATTORNEY
INDEX TO EXHIBITS
EX-4.1
EX-23.1
EX-99.1
EX-99.2
EX-99.3
EX-99.4
EX-99.5
EX-99.6

EXPLANATORY NOTE
     Pursuant to General Instruction E to Form S-8, Trinity Industries, Inc. (“Trinity”) and the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005 (the “Profit Sharing Plan”), hereby incorporate by reference the contents of the Registration Statements on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) on December 19, 1986 (Registration No. 33-10937), as amended by Post-Effective Amendment No. 1 to Form S-8 filed on April 8, 1987, Post-Effective Amendment No. 2 to Form S-8 filed on November 2, 1993 and Post-Effective Amendment No. 3 to Form S-8 filed on November 23, 1993, and November 16, 1999 (Registration No. 333-91067) and April 26, 2004 (Registration No. 333-114854), including any amendments thereto or filings incorporated therein. This Registration Statement is being filed to register an additional 1,500,000 shares of Common Stock of Trinity, $1.00 par value per share, for issuance under the Profit Sharing Plan, with related plan interests, pursuant to the terms of such plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified by Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     Trinity and the Profit Sharing Plan hereby incorporate by reference the documents set forth below in this Registration Statement. All documents subsequently filed by Trinity and the Profit Sharing Plan pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
(a)	Trinity’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2008 and the Profit Sharing Plan’s Annual Report on Form 11-K filed with the Commission for the year ended December 31, 2007;

(b)	All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Trinity’s Annual Report on Form 10-K referred to in (a) above; and

(c)	The description of Trinity’s Common Stock, $1.00 par value per share, contained in Trinity’s Registration Statement on Form S-4 dated July 17, 1996 (Registration No. 333-8321), as amended by Post-Effective Amendment No. 1 dated July 19, 1996.
ITEM 8. EXHIBITS.

EXHIBIT	DESCRIPTION

4.1*	Specimen common stock certificate of Trinity Industries, Inc.

23.1*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

99.1*	Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

EXHIBIT	DESCRIPTION

99.2*	Amendment No. 1 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.3*	Amendment No. 2 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.4*	Amendment No. 3 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.5*	Amendment No. 4 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.6*	Amendment No. 5 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

*	Filed herewith.
Trinity hereby undertakes that it will submit or has submitted the Profit Sharing Plan, and any amendments thereto, to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Profit Sharing Plan under Section 401 of the Internal Revenue Code.
ITEM 9. UNDERTAKINGS.
     (a) Trinity hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

Commission by Trinity pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Act, each filing of Trinity’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of Trinity pursuant to the foregoing provisions, or otherwise, Trinity has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Trinity of expenses incurred or paid by a director, officer or controlling person of Trinity in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Trinity will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY
     Pursuant to the requirements of the Securities Act of 1933, Trinity certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 27th day of May, 2009.

TRINITY INDUSTRIES, INC.

By:	/s/ William A. McWhirter II

Printed Name: William A. McWhirter II
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and authorizes Timothy R. Wallace and Paul M. Jolas, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming that each of said attorneys-in-fact and agents or his or her substitutes may lawfully do or cause to be done by virtue hereto.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Timothy R. Wallace	Chairman, President, Chief Executive Officer and Director	May 27, 2009
Timothy R. Wallace	(Principal Executive Officer)

/s/ William A. McWhirter II William A. McWhirter II	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	May 27, 2009

/s/ Mary E. Henderson Mary E. Henderson	Corporate Controller (Principal Accounting Officer)	May 27, 2009

/s/ John L. Adams John L. Adams	Director	May 27, 2009

/s/ Rhys J. Best Rhys J. Best	Director	May 27, 2009

/s/ David W. Biegler David W. Biegler	Director	May 27, 2009

Name	Title	Date

/s/ Leldon E. Echols Leldon E. Echols	Director	May 27, 2009

/s/ Ronald J. Gafford Ronald J. Gafford	Director	May 27, 2009

/s/ Ronald W. Haddock Ronald W. Haddock	Director	May 27, 2009

/s/ Jess T. Hay Jess T. Hay	Director	May 27, 2009

/s/ Adrián Lajous Adrián Lajous	Director	May 15, 2009

/s/ Diana S. Natalicio Diana S. Natalicio	Director	May 14, 2009

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plans) of the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005 have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 27th day of May, 2009.

PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE JANUARY 1, 2005

By:	Profit Sharing Committee for the Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005

By:	/s/ William A. McWhirter II

Printed Name: William A. McWhirter II
Title: Member, Profit Sharing Committee

By:	/s/ Andrea F. Cowan

Printed Name: Andrea F. Cowan
Title: Member, Profit Sharing Committee

By:	/s/ James E. Perry

Printed Name: James E. Perry
Title: Member, Profit Sharing Committee

INDEX TO EXHIBITS

Exhibit Number	Exhibit

4.1*	Specimen common stock certificate of Trinity Industries, Inc.

23.1*	Consent of Ernst & Young LLP.

24.1*	Power of Attorney (included on the signature pages of this Registration Statement).

99.1*	Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.2*	Amendment No. 1 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.3*	Amendment No. 2 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.4*	Amendment No. 3 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.5*	Amendment No. 4 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

99.6*	Amendment No. 5 to Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective January 1, 2005.

*	Filed herewith.